Exhibit (h)(10)

Investors Bank & Trust

September 1, 2004

Mr. Michael Latham

Barclays Global Investors

45 Fremont Street

San Francisco, CA. 94105

Dear Mike:

Reference is made to the Sub-Administration Agreement, dated as of October 21, 1996, by and between Barclays Global Investors, N.A. and Investors Bank & Trust Company (the “Bank”), the Custody Agreement, dated as of October 21, 1996, by and between Master Investment Portfolio and the Bank, the Custody Agreement, dated as of October 21, 1996, by and between Barclays Global Investor Funds (f/k/a Masterworks Funds Inc.) and the Bank and the Transfer Agency and Service Agreement, dated as of February 27, 1998, by and between Barclays Global Investor Funds and the Bank, (collectively the “Agreements”).

Attached hereto is a fee schedule that sets forth the compensation, including fees and expenses, to be paid by the Fund to the Bank for the services provided under the Agreements. By signing below, you acknowledge receipt of this schedule and agree to pay the Bank for all fees, expenses and other costs as set forth in the attached fee schedule.

INVESTORS BANK AND TRUST COMPANY

By:	/s/ Robert Marcuso
Name:	Robert Marcuso
Title:	Sr. Vice President

ACKNOWLEDGED AND AGREED

BARCLAYS GLOBAL INVESTORS, N.A.

Master Investment Portfolio
Barclays Global Investor Funds

By:	/s/ Michael Latham
Name:	Michael Latham
Title:	Secretary/Treasurer BGI Funds and MIP

iShares, Inc.

iShares Trust

Master Investment Portfolio

Barclays Global Investors Funds

Master Fee Schedule

Revised and Effective September 1, 2004

A.	CUSTODY, FUND ACCOUNTING, MUTUAL FUND ADMINISTRATION and INSTITUTIONAL TRANSFER AGENCY

•	The following basis point fee is based on the complex assets of the MIPs and iShares (excluding the assets of: MIP LifePath Retirement, MIP LifePath 2010, MIP LifePath 2020, MIP LifePath 2030, MIP LifePath 2040 and MIP International Index).

	Annual Fee
First $100 billion in assets	.9	Basis Points
$100 to $150 billion in assets	.75	Basis Points
>$150 billion in assets	.5	Basis Points

B.	Fund Accounting and Administration on each BGI Feeder Fund:

$35,000 per feeder, per year

C.	Fund Accounting and Administration on the International Equity Fund:

$50,000 per year

D.	Fund Accounting and Administration on each of the 5 LifePath Funds:

$60,000 per LifePath MIP, per year

E.	Per Class and Transfer Agency Fee:

$7,000 per class, per year for Non-level 3 funds/accounts

$10,000 per class, per year for Network level 3 funds/accounts

F.	Joint Securities Lending Account:

$150,000 per year (effective November 1, 2004)

TRANSACTION COSTS

A. Transactions**

• DTC/Fed Book Entry	$3.25***

• Physical Securities	$4.50

• GNMA Securities	$4.50

• Foreign Currency	$18.00****

• FX processed through CLS	$3.50

• Directed Securities Lending	See Securities Lending section

**	These fees assume that trade information is sent to Investors Bank electronically utilizing the same format as we are using today or electronically from NSCC. For non-automated DTC/Fed Book trades the per trade fee will be $10.00.

***	There are no transaction charges for the use of Investors Bank Repo product.

****	There are no transaction charges for F/X contracts executed by Investors Bank.

B. Foreign Subcustodian Fees

•	Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country (see Schedule II). Local duties, script fees, reclaims, registration, exchange fees, and other market charges are out-of-pocket.

•	Investors Bank will require the fund to hold all international assets at the sub custodian of our choice.

MISCELLANEOUS

A.	Domestic Balance Credit

•	We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

B.	Payment

•	Fees owed to Investors Bank under this fee schedule will be netted against and deducted from the funds’ advisory and administration fees otherwise payable to BGI on the first business day of each month. All fees will be invoiced monthly.

C.	Pricing Services

•	Valuation Pricing for pricing services (see Schedule V)

•	Valuation Pricing - Lehman data and Bridge data (see Schedule V)

D.	Out-of-Pocket

These charges consist of:

• Pricing & Verification Services	• Global Sub-Custodian Out-of-Pocket

• NSCC Charges	• Vestek Expenses

Agreed to and accepted as-of September 1, 2004:

Barclays Global Investors

By:	/s/ Michael Latham
Name/Title:	Michael Latham, Managing Director

Investors Bank & Trust Company

By:	/s/ Andrew M. Nesvet
Name/Title: